Exhibit 99.1

Contacts:
Big 5 Sporting Goods Corporation
Charles Kirk
Sr. Vice President and Chief Financial Officer
(310) 536-0611

John Mills
Integrated Corporate Relations, Inc.
(310) 395-0259

BIG 5 SPORTING GOODS CORPORATION RECEIVES NASDAQ
DELISTING NOTICE DUE TO LATE FILING OF ANNUAL REPORT
ON FORM 10-K, WILL APPEAL

El Segundo, CA – April 8, 2005 – Big 5 Sporting Goods Corporation (Nasdaq: BGFV), a leading sporting goods retailer, today reported that it received a notice of a determination by Nasdaq’s Listing Qualifications Staff that it fails to comply with Nasdaq listing standards set forth in Nasdaq Marketplace Rule 4310(c)(14) due to the delayed filing of its Annual Report on Form 10-K with the Securities and Exchange Commission and that its securities are therefore subject to delisting from the Nasdaq National Market.

The Company had previously announced that its Annual Report on Form 10-K for the fiscal year ended January 2, 2005 would not be filed with the Securities and Exchange Commission on a timely basis due to the work associated with certain restatements of the Company’s prior reported financial statements. As also previously announced, the Company expects to be able to file its Form 10-K within the next few weeks.

As a result of the delay in filing the Form 10-K, effective Monday, April 11, 2005, the fifth character “E” will be appended to the Company’s trading symbol on the Nasdaq Stock Market, indicating that the Company is delinquent in its filings with the Securities and Exchange Commission. Accordingly, the trading symbol for the Company’s common stock will be BGFVE.

The Company intends to appeal the Staff’s determination to the Nasdaq Listing Qualifications Panel, which will stay the delisting until the appeal has been heard and the Panel has rendered its decision. In connection with this appeal and pursuant to Nasdaq Marketplace Rule 4820, the Company intends to submit a written request for hearing to Nasdaq’s Office of Listing Qualifications Hearings. There can be no assurance that the Panel will grant the Company’s request for continued listing.

About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the United States, operating 309 stores in 10 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods, changes in interest rates and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K filed on March 12, 2004 and its Quarterly Report on Form 10-Q for the quarter ended September 26, 2004. Big 5 disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.